Independent Accountants' Report



Board of Directors
Community Investors Bancorp, Inc.
119 South Sandusky Avenue
Bucyrus, Ohio  44820


We have reviewed the accompanying consolidated statements of financial condition, earnings, comprehensive income, and cash flows of Community Investors Bancorp, Inc. as of December 31, 1999, and for the three and six-month periods then ended. The financial statements are the responsibility of the Corporation's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition as of June 30, 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated August 19, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated statement of financial condition as of June 30, 1999, is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.


/s/GRANT THORNTON LLP



Cincinnati, Ohio
February 11, 2000